360 Funds 485BPOS

Exhibit 99(i)(7)

March 30, 2023

Securities and Exchange Commission
Filing Desk
100 F Street, N.E.
Washington, D.C. 20549

RE:	The Registration Statement filed on Form N-1A under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), of the 360 Funds (the “Trust”) (File Nos. 333-123290 and 811-21726)

Ladies and Gentlemen:

Enclosed herewith for filing on behalf of the Trust, please find Post-Effective Amendment No. 167 to the Trust’s Registration Statement under the Securities Act and Amendment No. 168 to the Trust’s Registration Statement under the 1940 Act) (collectively, the “Amendment”). The Amendment, which is being filed pursuant to the Securities Act, Rule 485(b) thereunder, the 1940 Act and Regulation S-T, is being filed for the purpose of updating the financial information for the FinTrust Income and Opportunity Fund, a series portfolio of the Trust.

In accordance with Rule 485(b)(4), we hereby represent that, based on our review of the Amendment, the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to Rule 485(b).

If you have any questions concerning the foregoing, please contact Bo J. Howell at (513) 991-8472 or bo@fintechlegal.io.

Very truly yours,

/s/ Bo James Howell
Bo James Howell
On behalf of FinTech Law

FinTech Law

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